As filed with the Securities and Exchange Commission on December 14, 2000

Registration No. 33-64345

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post Effective Amendment No. 1 to
FORM S-8

Registration Statement
under
The Securities Act of 1933

SEARS, ROEBUCK AND CO.
(Exact name of registrant as specified in its charter)

New York (State of jurisdiction of incorporation or organization)	36-1750680 I.R.S. employer identification no.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

1990 EMPLOYEES STOCK PLAN
1994 EMPLOYEES STOCK PLAN
SEARS, ROEBUCK AND CO. 2000 EMPLOYEES STOCK PLAN
(Full title of the plan)

Anastasia D. Kelly
Executive Vice President and General Counsel

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
(Name and address of agent for service)

(847) 286-2500
(Telephone number, including area code, of agent for service)

PURPOSE OF AMENDMENT

In May 1990, shareholders approved the 1990 Employees Stock Plan (the "1990 Plan") and in May 1994, shareholders approved the 1994 Employees Stock Plan (the "1994 Plan" and, together with the 1990 Plan, the "Prior Plans") for employees of Sears, Roebuck and Co. (the "Company"). In May 2000, shareholders approved the Sears, Roebuck and Co. 2000 Employees Stock Plan (the "2000 Plan") for employees of the Company. The 2000 Plan allows for the recapture of option shares surrendered or forfeited under the Prior Plans. The Company currently is unable to regrant those shares under the 1990 Plan because the authority to do so has expired. As of October 1, 2000, 90,464 shares had been forfeited under the 1990 Plan and were available for grant pursuant to the 2000 Plan. A separate registration statement is being filed pursuant to General Instruction E to register the additional 15,000,000 shares issuable under the 2000 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.

The following documents filed by Sears, Roebuck and Co. ("Sears") with the Securities and Exchange Commission ("Commission") are incorporated in and made a part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) Sears Annual Report on Form 10-K for the fiscal year ended January 1, 2000 (including the description of Sears common shares in Item 5 on pages 15 therein; (2) Sears Quarterly Report on Form 10-Q for the quarterly periods ended April 1, July 1, and September 30, 2000; (3) Sears Current Reports on Form 8-K filed on January 4, January 21, April 17 and April 28, July 21, August 10, September 15, and October 19, 2000; (4) from the date of filing of such documents, all documents filed by Sears with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission).

Item 4.	Description of Securities. Not applicable.
Item 5.

Interests of Named Experts and Counsel.

The legality of the common shares is being passed upon for Sears by Anastasia D. Kelly, Executive Vice President, General Counsel of Sears. At October 1, 2000, Ms. Kelly owned 35,249 Sears common shares, including shares credited to her account in the Sears 401(k) Savings Plan as of September 30, 2000, and had options granted under Sears employee stock plans relating to 181,403 Sears common shares.

Item 6.

Indemnification of Directors and Officers.

Article V of the By-Laws of Sears, Roebuck and Co. ("Sears"), relating to indemnification of directors and officers, is incorporated by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the year ended January 1, 2000. Article 7 of the Restated Certificate of Incorporation of Sears, relating to limitation of personal liability of a director, is incorporated herein by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended January 1, 2000.

Section 721 to 724 of the New York Business Corporation Law authorize indemnification of directors and officers of Sears for certain liabilities and expenses. Section 725 of said Law authorizes the purchase of indemnification insurance. Section 402(b) of said Law authorizes the limitation, in certain circumstances, of personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity.

Sears has in effect insurance policies in the amount of $100 million covering all of its directors and officers in certain instances where by law they may not be indemnified by Sears.

Item 7.	Exemption from Registration Claimed. Not applicable.
Item 8.	Exhibits. The Exhibits to this Registration Statement are listed in the Exhibit Index (below) of this Registration Statement, which Index is incorporated herein by reference.
Item 9.

Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on December 14, 2000.

SEARS, ROEBUCK AND CO.

By:	Larry R. Raymond* Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:
Signature	Title	Date
Alan J. Lacy*	Director President, and Chief Executive Officer (Principal Executive Officer)
Jeffrey N. Boyer*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Glenn Richter*	Vice President and Controller (Principal Accounting Officer)
Arthur C. Martinez*	Director, Chairman of the Board of Directors	December 14, 2000
Hall Adams, Jr.*	Director
Brenda C. Barnes*	Director
Warren L. Batts*	Director
James R. Cantalupo*	Director
W. James Farrell*	Director
Michael A. Miles*	Director
Richard C. Notebaert*	Director
Hugh B. Price*	Director
Dorothy A. Terrell*	Director
*By:	/s/Larry R. Raymond Larry R. Raymond Individually and as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number
3(i)

Restated Certificate of Incorporation of Sears, Roebuck and Co. as amended (Incorporated by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended January 1, 2000 [SEC File No. 1-416]).

3(ii)

By-Laws of Sears, Roebuck and Co. as amended (Incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 1, 2000 [SEC File No. 1-416]).

4(i)(a)	Text of the 1990 Employees Stock Plan (Incorporated by reference to Appendix A to the Registrant's Proxy Statement dated March 22, 1990 [SEC File No. 1-416]).
4(i)(b)	Text of the 1994 Employees Stock Plan (Incorporated by reference to Appendix A to the Registrant's Proxy Statement dated March 23, 1994 [SEC File No. 1-416]).
4(i)(c)

Form of restricted stock grants under Registrant's 1990 Employees Stock Plan (Incorporated by reference to Exhibit 4(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 [SEC File No. 1-416]).

4(i)(d)

Form of restricted stock grants under Registrant's 1994 Employees Stock Plan (Incorporated by reference to Exhibit 4(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 [SEC File No. 1-416]).

4(i)(e)	Text of the Sears, Roebuck and Co. 2000 Employees Stock Plan (Incorporated by reference to Appendix A to the Registrant's proxy statement dated March 17, 2000 [SEC File No. 1-416]).
5	Opinion of Anastasia D. Kelly.*
15	Awareness Letter of Deloitte & Touche LLP.*
23(a)	Consent of Deloitte & Touche LLP.*
23(b)	Consent of Anastasia D. Kelly (included in Exhibit 5).
24(a)	Power of Attorney of certain officers and directors.*
24(b)	Power of Attorney of a certain officer and director*

*Filed herewith